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SUB-ITEM 77(c)

MORGAN STANLEY INSURED MUNICIPAL BOND TRUST

On November 14, 2008, a Special Meeting of Shareholders of the Trust was scheduled in order to vote on the proposals set forth below. The Special Meeting of Shareholders was adjourned until December 12, 2008 with respect to proposal 1 only. The voting results with respect to all proposals were as follows:

(1) Approval of a modification to the Trust's investment policies to allow the Trust to invest, under normal market conditions, at least 80% of the Trust's net assets in municipal obligations which are covered by insurance guaranteeing the timely payment of principal and interest thereon and that are rated at least "A" by a nationally recognized statistical rating organization ("NRSRO") or are unrated but judged to be of similar credit quality by the Trust's Investment Adviser, or covered by insurance issued by insurers rated at least "A" by a
NRSRO:

                                FOR           AGAINST        ABSTAIN        BNV*

COMMON SHAREHOLDERS          1,850,486        314,837        129,168          0

PREFERRED SHAREHOLDERS          356              8              3             0

(2) Approval of a modification to the Trust's investment policies to allow the Trust to invest up to 20% of the Trust's net assets in taxable or tax-exempt fixed income securities rated at least investment grade by a nationally recognized statistical rating organization or, if not rated, determined by the Trust's Investment Adviser to be of comparable quality, including uninsured municipal obligations, obligations of the U.S. government, its respective agencies or instrumentalities, and other fixed income obligations, and, during periods in which the Investment Adviser believes that changes in economic, financial or political conditions make it advisable to do so, to invest an unlimited extent in such investments for temporary defensive purposes. The Trust may also invest in options, futures, swaps and other derivatives:

        FOR                AGAINST             ABSTAIN              BNV*
     1,702,689             341,872             129,918               0




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(3) Eliminate certain fundamental policies and restrictions:

                                                                                    FOR         AGAINST       ABSTAIN         BNV*
Eliminate fundamental policy restricting the Trust's ability to pledge
assets.......................................................................... 1,637,924      369,124       167,432          0
Eliminate fundamental policy restricting purchases of securities on
margin.......................................................................... 1,606,527      402,913       165,040          0
Eliminate fundamental policy prohibiting investments in oil, gas and other
types of mineral leases......................................................... 1,617,234      353,935       203,311          0
Eliminate fundamental policy prohibiting investments for purposes of
exercising control.............................................................. 1,637,526      374,577       162,376          0
Eliminate fundamental policy regarding investments in unseasoned
companies....................................................................... 1,598,106      405,784       170,589          0
Eliminate fundamental policy prohibiting or restricting the purchase of
securities of issuers in which trustees or officers have an interest............ 1,599,878      398,757       175,845          0
Eliminate fundamental policy regarding purchase of common stock................. 1,569,732      343,108       261,640          0
Eliminate fundamental policy restricting investments in taxable debt
securities of any one issuer.................................................... 1,636,125      368,618       169,737          0
Eliminate fundamental policy regarding the purchase or sale of puts, calls
and combinations thereof........................................................ 1,590,596      403,517       180,367          0
Eliminate fundamental policy regarding the short sale of securities............. 1,596,351      408,062       170,067          0
Eliminate fundamental policy prohibiting investments in other investment
companies....................................................................... 1,615,115      390,802       168,563          0


(4) Modify certain fundamental investment policies and restrictions:

                                                                                    FOR         AGAINST       ABSTAIN         BNV*
Modify fundamental policy regarding diversification............................. 1,617,287      379,116       178,076          0
Modify fundamental policy regarding borrowing money............................. 1,577,991      404,013       192,475          0
Modify fundamental policy regarding loans....................................... 1,578,454      406,163       189,862          0
Modify fundamental policy regarding investment in commodities................... 1,590,854      412,220       171,405          0
Modify fundamental policy regarding issuance of senior securities............... 1,603,479      395,012       175,988          0

* Broker "non-votes" are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority.